EXHIBIT 99.1

       WORLD WASTE TECHNOLOGIES AND ENSYN CORP SIGN MOU REGARDING PROPOSED TECHNOLOGY DEVELOPMENT PACT; COMPANIES TARGET GENERATING BIO-FUELS FROM
                                   CELLULOSE

         WORLD WASTE TECHNOLOGIES FILES LAWSUIT AGAINST VESSEL DESIGNER


SAN DIEGO, CALIFORNIA - April 30, 2007 -- World Waste Technologies, Inc. (OTCBB:
WDWT)

TECHNOLOGY DEVELOPMENT MOU

World Waste Technologies and Ensyn Corporation today announced they have entered into a memorandum of understanding relating to a proposed technology research and development arrangement under which the companies would collaborate to develop technologies for production of energy products and bio-fuels from cellulose biomass derived from post-recycling municipal solid waste.

Based in Wilmington, Delaware, privately held Ensyn Corporation developed the patented RTP(TM) process in early 1980's, converting wood residues and other biomas products to a light, liquid bio-oil for the production of fuels and chemicals. Ensyn's commercial biomass operations were initiated in 1989, and there are now seven commercial RTP(TM) biomass plants in operation, producing numerous chemical products and fuels. In 1997, Ensyn adapted its RTP(TM) process to the upgrading of petroleum feedstocks (heavy oil). In 2005, Ensyn sold all rights related to RTP(TM) upgrading of petroleum to Ivanhoe Energy, Inc.

Although Ensyn's bio-oil can be used directly as a liquid fuel, it contains a number of valuable natural chemicals (primarily resins) believed to be economically recoverable and used as a raw material for the production of value-added natural chemicals and bio-fuels. There are many environmental benefits associated with the production of natural chemicals and bio-fuels via RTP(TM). For example, such fuels and chemicals are renewable, they are low sulphur, and their production nets no new CO2 production. The use of wood and other biomass residues in the RTP(TM) process reduces solid-waste disposal problems in certain industries and displaces the use of non-renewable petroleum feedstocks.

Based upon recently completed favorable preliminary test results from the application of Ensyn's technology using World Waste's post-recycled MSW cellulose biomass ("Cellulose"), the companies hope to jointly develop their technologies with the plan to ultimately target commercial production of bio-fuel from Cellulose. The companies plan to conduct development work at Ensyn's state of the art technology center near Ottawa, Canada. The companies plan to evaluate their development efforts later this year to determine the feasibility of extending or expanding the collaboration into a more formal strategic alliance.

"The opportunity to convert municipal solid waste into bio-fuel borders on revolutionary, both economically and environmentally," said Dr. Robert G. Graham, Ensyn chairman and chief executive officer. "We believe that World Waste has strong technology platforms and innovative management and Ensyn is excited to have the opportunity to work to advance these technologies."

"We believe that Ensyn Corp is a true pioneer and respected market leader in bio-fuel production with a strong track record of commercial success," said John Pimentel, World Waste chairman and chief executive officer. "I believe our technologies offer great synergy, and we are delighted to be working closely with Ensyn's world class R&D team."

Ensyn has several commercial plants in production in Wisconsin and Ontario, Canada. These plants have been used commercially since the early 1990's to produce energy and more than thirty chemical products.

World Waste Technologies, Inc. was formed to design, build, own and operate facilities which convert municipal solid waste (MSW) into higher value products such as cellulose biomass, ethanol, renewable electricity and paper pulp. World Waste is also striving to develop technologies to use thermal conversion processes to generate renewable energy and bio-fuels such as ethanol.

LAWSUIT

As previously disclosed during the start-up phase of its initial plan in Anaheim, California, World Waste became aware of design issues related to the steam classification vessels that it intends to use in its operations. The steam vessels were designed and fabricated on its behalf by Bio-Products International, Inc. ("BPI") pursuant to a contract World Waste entered into with BPI in July 2004. World Waste is also party to a sub-license agreement with BPI pursuant to which World Waste sub-licenses certain technology used in its process. World Waste has been dissatisfied with the remediation of these issues by BPI and has proceeded to resolve them itself. Consequently, on April 13, 2007, World Waste filed a lawsuit against BPI in the Superior Court of the State of California alleging, among other things, breach of contract and negligence with respect to the construction of the vessels. World Waste is seeking monetary damages, among other relief sought. Although it cannot ascertain what the outcome of this litigation will be, World Waste plans to pursue this matter vigorously.

About World Waste Technologies, Inc.

World Waste Technologies, Inc. is seeking to develop and commercialize patented and proprietary technologies that its management believes will allow a significant amount of municipal solid waste to be recycled into beneficial products. A major component of MSW is paper-based material, hydrocarbon-based material, and other high energy value feedstocks. World Waste's first plant is being used in an R&D capacity with respect to turning cellulose biomass into electricity and fuel. World Waste also is developing technologies designed for use in transforming MSW into a gas capable of creating renewable energy products such as fuel grade alcohols (including ethanol) and co-generated renewable electricity.

The contents of this press release are presented as a general overview of World Waste. This release is intended only to contain general information regarding World Waste and its business and does not purport to provide complete disclosure or analysis of all matters that may be relevant to a decision to invest in World Waste. In addition, certain matters discussed in this release may constitute "forward-looking statements". Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond World Waste's ability to control or predict, including, but not limited to risks and uncertainties outlined in World Waste's periodic reports filed with the SEC. In addition, no assurances can be made that World Waste and Ensyn will enter into definitive agreements relating to their collaboration or if they do whether such collaboration will lead to the successful development of any technologies. Other risk factors may include, but are not limited to, World Waste's ability to successfully implement its business strategy, including its ability to produce and sell product at commercial levels and adequate prices and the acceptance of its product by potential customers and by the market in general, the ability of World Waste to achieve profitability even if it is able to sell its product at commercial levels, World Waste's ability to raise subsequent financing in order to build additional facilities, World Waste's ability to develop other energy products which can be produced from its MSW, fluctuations in quarterly results, increased competition, the economical operation of World Waste's process, and World Waste's ability to protect the proprietary technology it uses. Further, World Waste operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond World Waste's control, such as announcements by competitors and service providers. The statements made herein are made as of the date of this release, and World Waste undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All information in this release regarding Ensyn has been provided to World Waste by members of Ensyn management.

About Ensyn Corp
----------------
Ensyn Corp. is seeking opportunities to deploy its proprietary technology to produce valuable chemicals and energy from biomass. For more information, see WWW.ENSYN.COM


CONTACT:

Ensyn Corp
David Boulard, 613-248-2257

World Waste Technologies
John Pimentel, CEO, 858-391-3400